Exhibit 5.2

26 November 2024	Our Ref: RN/MS/DS/A6067-A04399

Aspen Insurance Holdings Limited 141 Front Street Hamilton, HM19 Bermuda
Dear Addressee
ASPEN INSURANCE HOLDINGS LIMITED (THE “COMPANY”)
We have been asked to provide this legal opinion to you with regard to the laws of Bermuda in connection with the offering of up to 9,200,000 depositary shares (the “Depositary Shares”) each representing a 1/1,000th interest in a share of the Company’s 7.00% perpetual non-cumulative preference shares, with a liquidation preference of US$25,000 per share (the “Preference Shares” and, together with the Depositary Shares, the "Shares"), to be offered for sale or issue at the price and on the terms as determined in the Prospectus Supplement (as defined in Schedule 1) (the "Offering").
For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.
In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.
We are Bermuda Barristers and Attorneys and express no opinion as to any laws other than the laws of Bermuda in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.
Based upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of Bermuda, we are of the opinion that the Shares have been duly authorised and will be validly issued, fully paid and non-assessable upon payment for and delivery of the Shares as contemplated by the Prospectus Supplement (as defined in Schedule 1).
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this Offering and may not be relied upon by any other person without our prior written consent.
We understand that the Company wishes to file this opinion as an exhibit to the Prospectus Supplement as Exhibit 5.2 and to reference this firm under the caption "Legal Matters" in the Prospectus Supplement, and we hereby consent thereto.
This opinion shall be construed in accordance with the laws of Bermuda.
Walkers (Bermuda) Limited
Park Place, 55 Par La Ville Road, Hamilton HM11, Bermuda
T +1 441 242 1500 www.walkersglobal.com
Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jesey | London | Singapore
The title of "partner' is used to refer to a consultant or employee of Walkers (Bermuda) Limited with equivalent standing and qualifications.

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Yours faithfully
/s/ Walkers (Bermuda) Limited
WALKERS (BERMUDA) LIMITED

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SCHEDULE 1
LIST OF DOCUMENTS EXAMINED
1.The Certificate of Incorporation dated 23 May 2002, the Certificate of Incorporation on Change of Name as issued on 26 November 2002, the Memorandum of Association as registered on 23 May 2002 (the "Memorandum of Association"), Second Amended and Restated Bye-laws (the “Bye-laws”) of the Company in the form attached to the Secretary's Certificate dated 25 November 2024 (the "Secretary's Certificate") provided to us by the Company's Secretary, Register of Members, Register of Directors and Officers, in each case of the Company, copies of which have been provided to us in the Secretary's Certificate (together the "Company Records").
2.An executed copy of written resolutions of the shareholder of the Company dated 23 September 2024, the minutes of the board of directors of the Company dated 23 September 2024 (the "Board Resolutions", and an executed copy of the resolutions of the pricing committee 19 November 2024 (the Board Resolutions together with the resolutions of the shareholder and pricing committee, the "Resolutions").
3.A copy of the base prospectus dated 26 June 2023 (the "Base Prospectus"), the preliminary prospectus supplement to the prospectus dated 21 November 2024 and the prospectus supplement dated 21 November 2024 together with the accompanying Base Prospectus and documents incorporated therein in relation to the Offering (the "Prospectus Supplement").
4.A copy of the certificate of designation for the 7.00% perpetual non-cumulative preference shares approved by the board of directors in the Board Resolutions and as contemplated in the Prospectus Supplement (together with the Prospectus Supplement, the "Documents").

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SCHEDULE 2
ASSUMPTIONS
1.There are no provisions of the laws of any jurisdiction outside Bermuda which would be contravened by the execution or delivery of the Documents or in any contracts or instruments, including but not limited to indentures and instruments, prepared in relation to the offer and creation of any of the Shares, as contemplated by the Prospectus Supplement and, insofar as any obligation expressed to be incurred under the Prospectus Supplement is to be performed in or is otherwise subject to the laws of any jurisdiction outside Bermuda, its performance will not be illegal by virtue of the laws of that jurisdiction.
2.The originals of all documents examined in connection with this opinion are authentic.  The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions or any power of attorney given by the Company to execute the Documents.  All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals. Any translations are a true translation of the original document they purport to translate.  The Documents conform in every material respect to the latest drafts of the same produced to us.
3.The Memorandum and Bye-laws reviewed by us are the memorandum of association and bye-laws of the Company and are in force at the date hereof.
4.The Company Records are complete and accurate and all matters required by law and the Memorandum of Association and Bye-laws to be recorded therein are so recorded.
5.The Board Resolutions have been duly executed by or on behalf of each director of the Company and the signatures and initials thereon are those of a person or persons in whose name the Board Resolutions have been expressed to be signed.

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SCHEDULE 3
QUALIFICATIONS
1.We express no opinion upon any provisions in the Documents which contain a reference to any law or statute that is not a Bermudian law or statute.
2.Except as explicitly stated in this opinion, we express no opinion in relation to any representation or warranty contained in the Documents nor upon matters of fact or the commercial terms of the transactions contemplated by the Documents.
3.“Non-assessability” is not a legal concept under Bermuda law. Reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no member shall be:
(a)obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and
(b)bound by an alteration of the Memorandum of Association or Bye-laws of the Company after the date on which they became a member, if and so far as the alteration requires them to take, or subscribe for additional shares, or in any way increases their liability to contribute to the share capital of, or otherwise to pay money to, the Company.